EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the 5th day of May, 1999 ("Effective Date"), by and between ModaCAD, Inc., a California corporation ("Employer"), and Lee Freedman, an individual resident in California ("Executive").

                                    RECITALS

     A. Employer is a corporation engaged in the business of designing, developing, marketing and distributing computer software products and is a developer and provider of technologies and digital content for electronic merchandising on the Internet.

     B. Executive is employed by Employer as its Chief Financial Officer (CFO) and Financial Vice President (Financial V.P.).

     C. Employee and Executive now desire to enter into this Agreement for the purpose of providing for the continued employment of Executive by Employer on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the above recitals and the mutual promises and covenants set forth herein, and for other valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:

     1. Employment; Employment Term

          1.1 Employer agrees to employ Executive, and Executive agrees to be employed by Employer, as Employer's CFO and Financial V.P. until such time as a new replacement CFO is hired by the Company and thereafter Executive is to be employed as its Executive Vice President (Exec. V.P.), for a term commencing on the Effective Date and continuing for a term of three (3) years, unless earlier terminated in accordance with the provisions of
     Section 4 hereof (the "Employment Term"). Executive's primary duties and responsibilities as CFO and Financial V.P. hereunder shall be to manage and administer the financial matters of the Company, and as Exec. V.P to be responsible for contract management, negotiation and administration, all subject to the supervision and direction of Employer's Chairman and Co-Chief Executive Officer and President and Co-Chief Executive Officer (collectively the Co-CEOs). Executive agrees to perform such duties and to satisfy such responsibilities throughout the Employment Term.

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          1.2 The  services  to be  rendered  by  Executive  hereunder  shall be furnished at such places as Employer deems appropriate, but in no event will Executive be required to relocate his principal residence outside Los Angeles, California, or to spend more than thirty (30) days in any one calendar year outside of Los Angeles, California, in order to perform Executive's duties under this Agreement.

     2. Compensation

          2.1 Employer agrees to pay Executive a salary at the rate of One Hundred Twenty Five Thousand Dollars ($125,000) per year, payable in accordance with Employer's regular salary payroll policies and procedures. In addition, upon execution and delivery of this Agreement,

          2.2 Employer shall pay to Executive an annual performance bonus for each calendar year of the Employment Term in which Employer achieves "aggregate gross revenues" equal to or greater than the minimum target amount for such calendar year set forth on Exhibit "A" hereto, the amount of which bonus shall be equal to the dollar amount set forth opposite the relevant target amount of aggregate gross revenues which Employer achieves for such calendar year. For this purpose, "aggregate gross revenues" shall include all revenues of Employer and any company controlling, controlled by or under common control with Employer for the relevant calendar year. Executive's bonus shall be due and payable to Executive not later than thirty (30) days following the release of Employer's audited financial statements for the year concerned.

          2.3 It is recognized that during the Employment Term Executive will be required to incur ordinary and necessary business promotion expenses in connection with the performance of his duties and Executive shall be entitled to reimbursement for such expenses in accordance with Employer's general reimbursement policies and procedures as may be established from time to time by Employer's Co-CEOs. Such reimbursement shall be subject to authorization by the Co-CEOs.

          2.4 It is recognized that the services to be performed by Executive will require the use of a suitable automobile and Employer shall pay to Executive monthly on the first business day of each month during the Employment Term an automobile expenses reimbursement allowance in an amount of Four Hundred Dollars ($400).

          2.5 It is recognized that during the Employment Term Executive will be required to incur continuing expenses to stay abreast of developments in the areas of Executive's expertise. Executive shall be entitled to reimbursement for such expenses to the extent incurred in accordance with Employer's policies upon presentation of vouchers or other evidence of those expenditures in a form in accordance with Employer's policies and procedures as may be established from time to time by Employer's Co-CEOs.

          2.6 Executive shall be entitled to reimbursement for expenses incurred in connection with his home office as may be required in order to perform his duties under this Agreement, to the extent such expenses are permitted in accordance with the Employer's policies and procedures as may be established from time to time by Employer's Co-CEOs. Such expenses shall be reimbursed upon presentation of vouchers or other evidence of those

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     expenditures  in  a  form  in  accordance  with  Employer's   policies  and
     procedures as may be established  from time to time by Employer's  Co-CEOs.
     Without  limitation  of  the  immediately   preceding  sentence,   Employer
     acknowledges that it is a requirement of Executive's duties that Executive have a separate telephone line at his home office and the expense incurred by Executive in connection with the installation and use of such separate telephone facilities shall be reimbursed to Executive when and as incurred.

          2.7 During the Employment Term and continuing for the life of the Executive thereafter, without regard to whether Executive is employed by Employer during any part of such period, Executive and Executive's dependents shall be entitled to participate in any and all of Employer's group medical, dental, medical reimbursement and life insurance benefit programs, the benefits set forth in Paragraph 3, and other such benefit programs as may be made available to Employer's executives generally, upon the same terms and conditions as such programs are made available to other senior executive executives of Employer; provided, however, that if at any time during such period of time Employer does not offer Executive and Executive's dependents full coverage under a comprehensive medical and dental reimbursement plan, Employer shall promptly reimburse Executive for all costs and expenses of Executive's own medical and dental reimbursement plan for Executive and Executive's dependents; and provided, further, that Employer shall have no obligation under this Section 2.7 following any termination of Executive pursuant to Section 4.2.

          2.8 Executive shall be entitled to three (3) full weeks of vacation during each calendar year of the Employment Term, commencing with calendar year 1999. Executive agrees that without the express prior written consent of Employer such vacation periods shall not be accumulated, but shall be taken during each calendar year or forfeited, and Executive agrees to schedule and take such vacation at a time or times which do not unreasonably impair Employer's operations.

          2.9.1 Executive shall be entitled to incentive stock options and bonuses under Employer's 1995 Stock Option Plan as amended _____1998, which are granted to other executives based on performance or other criteria established from time to time by Employer.

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          Employment of Executive with Employer  shall  terminate for any reason other than as described in clause (a) or other than for a reason constituting "just cause" pursuant to Section 4.2, or if there is a "Change in Control" (as defined below), the exercisability of the Option shall accelerate so that it becomes immediately exercisable, as of the date of termination or Change in Control, as to all of the shares covered by the Option and shall thereafter remain exercisable for a period of 90 days, in the case of such a termination (except that the 90 day period shall be extended to 12 months if Executive shall die during such 90 day period) or, in the case of a Change in Control, for a period of five (5) years; and (c) for customary antidilution protections.

          2.9.2 As used herein, the term "Change in Control" shall be deemed to have occurred (a) on the date Employer first has actual knowledge that any person (as such term in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who is not such beneficial owner on the Date of Grant has become the beneficial owner (as defined in Rule 13(d)-3 under the Exchange Act), directly or indirectly, of securities of Employer representing 40% or more of the combined voting power of Employer's then outstanding securities or (b) on a date the stockholders of Employer approve (i) a merger of Employer with or into any other corporation in which Employer is not the surviving corporation or in which Employer survives as a subsidiary of another corporation, (ii) a consolidation of Employer with any other corporation or (iii) the sale or disposition of all or substantially all of Employer's assets or a plan of complete liquidation.

          2.9.3 In  addition  to any ISO's  granted  to  Executive  pursuant  to
     Section 2.9.1, Employer shall grant such number of additional options, exercisable for five (5) years at a per share price equal to the fair market value of a share of Employer's Common Stock on the date of grant, to purchase shares of Employer's Common Stock as the Compensation Committee shall determine is appropriate from time to time. To the extent permitted under Section 422(d) of the Internal Revenue Code of 1986, as amended, such additional options shall be "incentive stock options" and, to the extent not so permitted, such options will be "nonstatutory stock options".

          2.9 Executive shall be entitled to participate in any profit-sharing, pension, stock option, stock ownership, insurance or other plans, benefits or policies available generally to Executives of Employer on terms and conditions not less advantageous than those applicable to such Executives.

          2.10 Executive shall be entitled during the Employment Term, and thereafter in regard to any claim or assertion relating to actions, circumstances or events occurring during the Employment Term, to the benefit of the indemnification provisions contained in Employer's Bylaws, as they may be amended from time to time, to the extent permitted by applicable law; provided, however, that, notwithstanding such indemnification provisions, Executive shall not be required to serve as a director of Employer during any period of time in which Executive is not covered by a policy of directors' and officers' errors and omissions insurance policy, having coverage in an amount and scope reasonably satisfactory to Executive.

     3. Sick Leave and Disability.

          3.1 During the Employment Term, in the event that Executive shall, by reason of illness or other physical or mental disability, be unable to perform his duties herein for a period of up to one hundred eighty (180)

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     consecutive  days,  said  disability  shall be deemed for  purposes of this
     Agreement to be temporary and Executive shall continue to receive all compensation payable pursuant to Section 2.

          3.2 During the Employment Term, in the event that Executive shall, by reason of illness or other physical or mental disability, be unable to perform his duties hereunder for more than One Hundred Eighty (180) consecutive days, said disability shall be deemed for purposes of this Agreement to be permanent, and this Agreement shall thereupon terminate, and, subject to the provisions of Section 3.3 hereof, Employer shall have no further obligations whatever to Executive, except pursuant to the Option and to make the severance payments provided in Sections 4.3.1 and 4.3.2 hereof, which payments shall be paid to Executive immediately upon such termination. It is understood that, except as provided in Sections 3.1 and
     3.3 hereof, Executive shall not be entitled to receive compensation during any period of disability.

          3.3 In the event of Executive's permanent disability as provided in Sections 3.2 hereof, if Employer does not then have an Employer-paid disability insurance plan providing for Executive to receive payments for as long as Executive remains permanently disabled in amounts equal to at least seventy percent (70%) of Executive's salary paid as provided in this Agreement, Employer shall make disability payments monthly to Executive for so long as Executive remains permanently disabled in an amount equal to seventy percent (70%) of Executive's salary paid as provided in this Agreement.

     4. Termination of Agreement.

          4.1.1 Employer, acting only through a resolution adopted by its Board of Directors, may terminate Executive's employment under this Agreement at Employer's election by sending a six month written notice to Executive, notifying Executive that effective at the end of such six-month period this Agreement and the Employment Term shall be terminated. Upon the expiration of such six-month period, Employer's employment of Executive and the Employment Term shall cease and be at an end and Employer shall have no further obligations whatever to Executive, except pursuant to the Option and to continue to provide Executive the benefits set forth in Section 2.7 and to make the severance payments provided in Sections 4.3.1 and 4.3.2 hereof, the performance of which shall be an absolute condition to the effectiveness of any termination by Employer of Executive's employment pursuant to this Section 4.1.1.

          4.1.2 Executive may terminate his employment with Employer by giving thirty (30) days written notice of termination to Employer's Board of Directors, and this Agreement and the Employment Term shall be terminated effective at the close of business on said thirtieth (30th) day. Thereupon, the Employment Term shall cease at the expiration of such thirty (30) day period, Executive shall have no further obligations whatever to Employer and Executive shall not be entitled to be paid the severance payment provided in Section 4.3 hereof, however Executive shall be entitled to continue to receive the lifetime benefits set forth in Section 2.7 hereof.

          4.2  Notwithstanding  any  provision  set forth in Section 4.1 hereof,
     Executive's employment may be terminated at any time by Employer immediately and without any requirement of advance notice, and without any obligation to pay any severance payment, for just cause. For purposes of this Agreement, "just cause" means: (i) the continued use of non-medically prescribed narcotic drugs by Executive which renders him unable to fulfill his duties under this Agreement; and (ii) the commission by Executive of an act of fraud or embezzlement against Employer or Executive's conviction of a felony involving moral turpitude.

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          4.3.1 If Employer should terminate this Agreement for any reason other than for a reason constituting just cause pursuant to Section 4.2 hereof, Employer shall pay to Executive (and the vesting of any Options granted shall accelerate in accordance with Section 2.9.1(b)), on the effective date of such termination, a severance payment in an amount equal to the greater of: (i) Two Hundred Thousand Dollars ($200,000.00); or (ii) the cumulative balance of Executive's salary which would have been payable to Executive during the remainder of the full three (3)-year Employment Term pursuant to Section 2.1 of this Agreement if Employer had not so terminated this Agreement. Further, upon the occurrence of a Change in Control which
     does  not  result  in  this  Employment  Agreement,   and  all  rights  and
     obligations hereunder, being fully assumed by, as the case may be, the surviving corporation, the successor to Employer or the transferee of all or substantially all of the Company's assets, such Change in Control shall be deemed a termination entitling Executive to receive the severance payments set forth in the immediately preceding sentence and in Section
     4.3.2. In partial consideration of such payment and continuing for a period of Two and One-Half years (913 days) thereafter (the "Advisory Period"), Executive shall, to the extent that his physical and mental conditions permit, be available to consult with and advise Employer's officers, directors and other representatives in regard to matters concerning Employer's business. Notwithstanding any other provision of this Agreement, if Executive's physical or mental condition prevents him from fulfilling his consulting or advisory duties, he shall still be paid such severance payment. Executive and Employer agree that it is impossible to determine with any reasonable accuracy the amount of prospective damages to Executive from Employer's termination other than for just cause of this Agreement; and, in consideration thereof, Executive and Employer agree that the severance payment provided above is reasonable, and is not a penalty, based upon facts and circumstances of the parties at the time of entering into this Agreement, and with due regard to Executive's future expectations. Notwithstanding the foregoing, if Executive should cease his employment hereunder voluntarily for any reason, or if Employer should terminate this Agreement for just cause, all compensation and benefits payable to Executive (including those provided in Section 2.7) shall thereupon without any further writing or act cease, lapse and be unconditionally terminated.

          4.3.2 If any payments made to Executive under this Agreement or otherwise (the "Payments") are subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then Employer shall pay Executive an additional amount ("Gross Up") such that the net amount retained by Executive after deduction of any Excise Tax on the Payments and any Federal and State income taxes and Excise Tax upon the Payments shall be equal to the Payments. For purposes of determining the amount of the Gross Up, Executive shall be deemed to pay Federal, State and local income taxes at the highest marginal rate of taxation in the calendar year in which the Payment is to be made. State and local income taxes shall be determined based upon the state and locality of your domicile on the date on termination is effective. The determination of whether such Excise Tax is payable and the amount thereof shall be based upon the opinion of tax counsel selected by Employer and acceptable to Executive. If such opinion is not finally accepted by the IRS upon audit, then appropriate adjustments shall be computed (without interest but with Gross Up, if applicable) by such tax counsel based upon the final amount of the Excise Tax so determined. The amount shall be paid by the appropriate party in one lump cash sum within 30 days of such computation.

          4.4 On the event of Executive's death at any time during the Employment Term, this Agreement and the Employment Term shall thereupon

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     terminate,  and Employer shall be obligated to pay Executive's  estate only that portion of Executive's salary which had accrued through the date of his death, plus a death benefit bonus, in an amount equal to six months' salary of Executive, provided, that, if Executive should die after Employer shall have given notice pursuant to Section 4.1.1 of termination of Executive's employment other than for just cause, but prior to the expiration of the six-month notice period required by that Section, Employer shall nonetheless pay to Executive's estate the severance payment provided in Section 4.3 hereof.

          4.5 Any demotion of  Executive  from the position set forth in Section
     1.1 of this Agreement, or any material diminishment of the responsibilities regularly exercised by an Executive holding that job title, shall be conclusively presumed for purposes of this Agreement, unless Executive otherwise agrees in advance in writing, to constitute Employer's termination without just cause of Executive's employment under this Agreement. Such presumptive termination shall entitle Executive to the severance payment provided in Section 4.3 hereof and accelerated vesting of the Option as provided in Section 2.9.1(b), without limitation of any other right or remedy of Executive under this Agreement or applicable law. It is agreed that the changes in duty from Chief Financial Officer to Executive Vice President, and, if applicable, any resumption thereafter of some or all of the duties of Chief Financial Officer, would not be deemed to be a demotion or material diminishment of responsibilities.

          5. Executive's Agreement Not to Compete With, and to Protect the Proprietary Assets of Employer.

          5.1 During the Employment Term, Executive shall not directly or indirectly engage, be involved, or have any financial interest, in any proprietorship, partnership, company or other business which engages in competition with Employer in any line of business in which Employer is or may be from time to time engaged during such period of time, whether Executive does so as a partner, officer, director, Executive, consultant or holder of any beneficial interest in any such business or activity. During and after the Employment Term, Executive shall not divert nor attempt to divert from Employer any business of any kind in which Employer is or may be engaged. Furthermore, Executive shall not induce or attempt to induce any person who is an Executive of Employer to leave the employ of Employer.

          5.2 Employer acknowledges that in the performance of his duties as an Executive of Employer he may have access to Employer's existing or potential trade secrets, including, but not limited to, any formula, discovery, idea or concept, pattern, device, compilation of information used in Employer's business, designs, plan, proposal, software (both object code and source code) and software documentation, flow charts, diagrams, models, data and data bases, marketing and research and development plans, pricing plans and price lists, financial data and projections of sales, expenses, etc., and other confidential information, which allows Employer to obtain an advantage over others, including competitors, who do not know

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     or use such trade  secrets  (cumulatively,  "Trade  Secrets");  inventions, including but not limited to, any new machines, manufacturing or production devices, methods, processes, uses, apparatuses, developments, improvements, composition of matter, design, or configuration of any kind, discovered, conceived, developed, made, or produced, or any improvements to them (cumulatively, "Inventions"); and other confidential market information, including, but not limited to, customer, marketing, sales, financial, administrative, production, processing, operational and other proprietary
     information  used  in  Employer's  business  (cumulatively,   "Confidential
     Information")   which  are   confidential   and  proprietary  to  Employer.
     Accordingly,  during and after the Employment Term, Executive shall keep in
     confidence  at  all  times  and  not  disclose  to  any  person,   firm  or
     corporation, and not make any use of, except as expressly authorized by Employer, any Trade Secrets, Inventions or Confidential Information which are made available to Executive and identified as proprietary or which, from the circumstances involved, Executive should recognize as proprietary.
     Executive   further   agrees  that  all  Trade   Secrets,   Inventions  and
     Confidential Information shall remain the exclusive property of Employer and shall not be removed from Employer's premises under any circumstances whatever, except as expressly authorized by Employer.

          5.3 If Executive at any time should have any question about Executive's use or disclosure of Trade Secrets, Inventions or Confidential Information or whether any ideas, procedures, information, documentation, materials or representations are Trade Secrets, Inventions or Confidential Information, Executive shall promptly discuss the question with Employer's Management, whose determination shall be binding on Executive.

          5.4 Executive further agrees not to disclose to Employer, or induce Employer to use, any Trade Secrets, Inventions or Confidential Information belonging to a third party.

     6. Executive's Agreement that All Inventions Developed in the Course of Employment Are the Property of Employer.

          6.1 As part of Executive's employment responsibilities, Executive is being hired to invent and develop further ideas, products, financial policies and procedures relating to Employer's business, including, without limitation, new products and systems. Accordingly, Executive shall:

               (i) Disclose promptly, in writing, to such person and in such manner as Employer may from time to time designate, all inventions, made or conceived by Executive, either solely or jointly with others, during the Employment Term relating to Employer's business or Employer's actual or anticipated research and development or resulting from any work which Executive performed for Employer. Executive also agrees to assign and convey to Employer upon request, the complete right, title and interest in and to all such inventions, improvements, and developments. Executive understands that Employer does not require disclosure or an assignment of any rights in an invention for which no equipment, supplies, facility, Trade Secrets, Inventions or Confidential Information of Employer was used, or which was developed entirely on Executive's own time, and (a) which does not relate to the business of Employer or to Employer's actual or anticipated research or development, or (b) which does not result from any work which Executive performed for Employer.

               (ii) Upon request made during the Employment Term or thereafter, to do all lawful acts, including the execution of papers and giving of testimony, that may be necessary or helpful in obtaining, sustaining, or reissuing patents of the United States and foreign counties on all Trade Secrets and Inventions, and for perfecting and maintaining Employer's title thereto; and to otherwise cooperate with Employer in any controversy or legal proceedings relating to any invention or patents thereon.

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               (iii)  Cooperate  generally  with Employer in any  controversy or
          legal  proceedings   relating  to  said  inventions,   improvement  or
          developments,   or  to  patent  applications  or  patents  thereon  or
          copyrights thereof.

          6.2 For purposes of this Agreement, an invention related to Employer's business is deemed to have been made during the Employment Term, if, during such period, the invention was conceived or actually reduced to practice. Any patent applications filed by Executive during the Employment Term shall be presumed to relate to an invention made during the Employment Term, and Employer shall be entitled to all right, title and interest in and to each such invention, unless a preponderance of the evidence shows that the invention was not made during such period or was unrelated to Employer's business.

          6.3 A complete description of all inventions, discoveries and other rights, properties and assets actually made or owned by Executive, and potentially related to Employer's business, before entering Employer's employ and being retained by Executive as his property is set forth in
     Exhibit 1 hereto, which is incorporated by this reference in full into this Agreement.

          6.4 Executive acknowledges and agrees that his covenants and undertakings contained in this Section 6 relate to matters which are of a special, unique and extraordinary character, which gives them a peculiar value impossible of replacement by Employer and for the loss of which Employer cannot be reasonably or adequately compensated by monetary damages. Accordingly, any breach by Executive of the provisions of this
     Section 6 would cause Employer irreparable injury and damages and Executive therefore expressly agrees that Employer shall be entitled to injunctive and other equitable relief to prevent a breach or a continuing breach of any of the provisions of this Section 6, and to secure the enforcement of any of these provisions, in addition to any other legal or equitable remedy that may be available to Employer. Further, Executive agrees that the provisions of this Section 6 shall survive any termination of Executive's employment by Employer, and that those provisions shall not be construed to limit any of Executive's obligations and duties to Employer which may be provided by law.

     7. Miscellaneous.

          7.1 All notices hereunder to the parties hereto shall be in writing and sent by certified or registered mail, return receipt requested, postage prepaid, or by telegram or telex, addressed to the respective parties at the following addresses:

           EMPLOYER:                 ModaCAD, Inc.
                                     3861 Sepulveda Boulevard
                                     Culver City, CA  90230
                                     Attention:  The Board of Directors

           Executive:                Mr. Lee Freedman
                                     11823 Bellagio Road
                                     Los Angeles, CA 90049

     Any party may, by written notice complying with the requirements of this Section, specify another or different person or address for the purpose of

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

     notification hereunder. Such notices shall be deemed to have been given and received on the next day following the sending of such telegram or telex and, if mailed, on the fifth business day following such mailing.

          7.2 This Agreement contains the entire and only agreement of the parties hereto respecting the matters herein set forth, supersedes all prior agreements (including, without limitation, the Existing Employment Agreement, provided, however, that any salary, bonus, expense allowance or reimbursement, or other compensation or benefit accrued but unpaid to Executive as of the Effective Date shall continue to be owing and payable by the Employer to Executive and any incentive stock options which Executive is entitled to under the provisions of Section 2.9 of the Existing Employee Agreement shall be granted at the first Board of
     Directors meeting following release of Employer's audited financial statement for 1997) and understandings between the parties hereto regarding the matters hereby contemplated, and may not be changed or terminated orally, nor shall any change, termination or attempted waiver of any of the provisions contained in this Agreement by binding unless in writing and signed by the party against whom the same is sought to be enforced, nor shall this Section itself be waived verbally. This Agreement may be amended only by a written instrument duly executed by or on behalf of the parties hereto.

          7.3 This Agreement and all of its provisions, rights and obligations shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. This Agreement may be assigned by the Employer to any person, firm or cooperation which shall become the owner of substantially all of the assets of the Employer or which shall succeed to the business of the Employer; provided, however, that in the event of any such assignment Employer shall obtain an instrument in writing from the assignee in which such assignee assumes the obligations of Employer hereunder and Employer shall deliver an executed copy thereof to Executive, whereupon Employer shall be released of all further liability to Executive hereunder.

          7.4 This Agreement is made and intended to be performed principally in the State of California and shall take effect under, be construed and enforced according to, and the rights and obligations of the parties shall be governed in all respects by, the laws of the State of California. Should any action be brought to interpret or enforce the terms hereof, the prevailing party shall be awarded costs and reasonable attorneys' fees.

          7.5 The headings of the Sections of this Agreement have been inserted for convenience of reference only, and shall in no way affect the interpretation of any of the terms or conditions of this Agreement.

          7.6 If any provision or part thereof of this Agreement for any reason shall be held by an official body to be invalid or unenforceable, the valid and enforceable provisions or parts of this Agreement shall nonetheless continue to be given effect and bind Employer and Executive.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.


                                        MODACAD, INC.,
                                        a California corporation



/s/  LEE FREEDMAN                       By: /s/  MAURIZIO VECCHIONE
-------------------------                  -------------------------------
    Lee Freedman,                                Maurizio Vecchione,
    "Executive"                                  President and COO
                                                 "Employer"
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